Exhibit 3.14

LIMITED LIABILITY COMPANY AGREEMENT

OF

GOODMAN MANUFACTURING I LLC

A Delaware Limited Liability Company

LIMITED LIABILITY COMPANY AGREEMENT

OF

GOODMAN MANUFACTURING I LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of GOODMAN MANUFACTURING I LLC (the “Company”), is made and entered into as of December 23, 2004, by Goodman Global Holdings, Inc.

1. Formation of Limited Liability Company. Goodman Global Holdings, Inc., a Delaware corporation (the “Member”), previously formed the Company as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C §18-101, et seq., as it may be amended from time to time, and any successor to such statute (the “Act”). A certificate of formation for the Company as described in § 18-201 of the Act (the “Certificate of Formation”), has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. Express authorization is hereby given to Jon Sommer for the exclusive purpose of executing the Certificate of Formation of the Company which has been filed in the Office of the Secretary of State of the State of Delaware. The rights and obligations of the Member and the administration and termination of the Company shall be governed by this Agreement and the Act. This Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of Section 18-101(7) of the Act. To the extent this Agreement is inconsistent in any respect with the Act, this Agreement shall control.

2. Members. Goodman Global Holdings, Inc. is the sole member of the Company.

3. Purpose. The purpose of the Company is to engage in any and all lawful businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

4. Name. The name of the Company shall be “GOODMAN MANUFACTURING I LLC”.

5. Registered Agent and Principal Office. The registered office and registered agent of the Company in the State of Delaware shall be as the Member may designate from time to time. The Company may have such other offices as the Member may designate from time to time. The mailing address of the Company shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE, 19808.

6. Term of Company. The Company commenced on December 3, 2004, and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such time as this Agreement may specify.

7. Management of Company. All decisions relating to the business, affairs, and properties of the Company shall be made by the Member. The Member may appoint a President and one or more Vice Presidents and such other officers of the Company as the

Member may deem necessary or advisable to manage the day-to-day business affairs of the Company (the “Officers”). The Member may also appoint managers who are not officers. The Officers and managers shall serve at the pleasure of the Member. To the extent delegated by the Member, the Officers and managers shall have the authority to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company. No such delegation shall cause the Member to cease to be a Member.

8. Member Percentage; Distributions. The ownership interest of the Member (the “Membership Interest”) shall be set forth on Schedule A hereto.

9. Member Percentage; Distributions. Each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction, and credit of the Company shall be allocated 100% to the Member.

10. Capital Accounts. A capital account shall be maintained for the Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

11. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member.

12. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

13. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first set forth above.

GOODMAN GLOBAL HOLDINGS, INC.,
a Delaware corporation

/s/ Michael Weiner
Name:	Michael Weiner
Title:	President

Schedule A

Ownership Interests

Member	Ownership Percentage
Goodman Global Holdings, Inc.	100%